Exhibit 99.1

PRESS RELEASE

ANTHEM REPORTS THIRD QUARTER 2021 RESULTS,

RAISES FULL YEAR OUTLOOK

•	Third quarter GAAP net income was $6.13 per share, including net negative adjustment items of $0.66 per share. Adjusted net income was $6.79* per share.

•	Operating revenue grew by 16.0% over the prior year quarter to $35.5 billion, or 17.5% adjusted for the repeal of the health insurance tax.

•	Medical enrollment increased by 2.4 million members year over year and 730 thousand members in the third quarter to 45.1 million members.

•	Fourth quarter 2021 dividend of $1.13 per share declared to shareholders.

•	Raising full year adjusted net income outlook from greater than $25.50* per share to greater than $25.85* per share.

Indianapolis, Ind. - October 20, 2021—Anthem, Inc. (NYSE: ANTM) reported third quarter 2021 results reflecting strong financial performance.

“Our deep connection to the communities we serve, commitment to advancing a digital platform for health and our differentiated approach to addressing the whole health of the people we serve has underpinned our strong performance despite the challenging environment due to COVID,” said Gail Boudreaux, President and CEO. “The strong growth we saw across all of our benefits business in the third quarter demonstrates that our core offerings, as well as additional innovative products and services continue to resonate in the market. We believe the momentum we are seeing and our ability to deliver on our strategy will be further accelerated by recent changes in our leadership.”

*	Refer to GAAP reconciliation tables on page 15.

CONSOLIDATED HIGHLIGHTS

Earnings Per Share: GAAP net income was $6.13 per share in the third quarter, including net negative adjustment items of $0.66 per share. Adjusted net income was $6.79* per share.

*Please refer to the GAAP reconciliation tables on page 15.

Membership: Medical enrollment totaled approximately 45.1 million members at September 30, 2021, an increase of 2.4 million lives, or 5.7 percent from the prior year quarter. Government Business enrollment increased by 2.3 million lives compared to the prior year quarter, primarily driven by organic growth in the Medicaid business, aided by the temporary suspension of eligibility recertification efforts in our markets, the acquisition of MMM, the launch of HealthyBlue in North Carolina, and organic growth in our Medicare Advantage business. Commercial & Specialty Business enrollment increased by 162 thousand lives compared to the prior year quarter primarily driven by strong risk-based membership growth, partially offset by in-group attrition in the group fee-based business as a result of the economic environment.

During the third quarter of 2021, medical enrollment increased sequentially by 730 thousand lives, driven by the launch of HealthyBlue in North Carolina, incremental growth in the Medicaid business, and sales in excess of lapses in our Commercial risk-based businesses, partially offset by in-group attrition in the group fee-based business.

Operating Revenue: Operating revenue was $35.5 billion in the third quarter of 2021, an increase of $4.9 billion, or 16.0 percent, from the prior year quarter and 17.5 percent after adjusting for the repeal of the health insurance tax in 2021. The increase was driven by higher premium revenue due to growth in Medicaid and Medicare and growth in pharmacy product revenue related to IngenioRx, partially offset by the repeal of the health insurance tax.

Benefit Expense Ratio: The benefit expense ratio was 87.7 percent in the third quarter of 2021, an increase of 90 basis points versus the prior year quarter and a decrease of 50 basis points after adjusting for the repeal of the health insurance tax in 2021. Excluding the impact of the repeal of the health insurance tax, the decrease was primarily driven by unfavorable rate adjustments in our Medicaid business in the third quarter of 2020.

Medical claims reserves established at December 31, 2020 developed better than the Company’s expectations during the third quarter of 2021, with the majority offset by rebates, risk-corridors and other related mechanisms.

Days in Claims Payable: Days in Claims Payable was 46.8 days as of September 30, 2021, a decrease of 1.3 days from June 30, 2021 and an increase of 5.7 days as compared to September 30, 2020. The timing of the acquisitions of MMM and myNEXUS increased Days in Claims Payable at June 30, 2021. Normalizing for timing impacts associated with these acquisitions, Days in Claims payable would have increased by 0.2 days sequentially.

SG&A Expense Ratio: The SG&A expense ratio was 11.1 percent in the third quarter of 2021, a decrease of 620 basis points from 17.3 percent in the third quarter of 2020, primarily driven by the absence of charges related to business optimization and the BCBSA litigation settlement taken in the third quarter of 2020, growth in operating revenue, and the repeal of the health insurance tax in 2021, partially offset by increased spend to support growth.

Operating Cash Flow: Operating cash flow was $2.5 billion, or 1.7 times net income in the third quarter of 2021, an increase of $3.7 billion as compared to the prior year quarter. The year-on-year increase was primarily driven by outflows in the third quarter of 2020 which did not repeat in 2021, principally the payment of the health insurance tax as well as estimated Federal income tax payments which were deferred from the second quarter of 2020, as was permitted by the IRS.

Share Repurchase Program: During the third quarter of 2021, the Company repurchased 1.2 million shares of its common stock for $450 million, at a weighted average price of $378.85. As of September 30, 2021, the Company had approximately $4.7 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the third quarter of 2021, the Company paid a quarterly dividend of $1.13 per share, representing a distribution of cash totaling $276 million.

On October 19, 2021, the Audit Committee declared a fourth quarter 2021 dividend to shareholders of $1.13 per share. On an annualized basis, this equates to a dividend of $4.52 per share. The fourth quarter dividend is payable on December 21, 2021 to shareholders of record at the close of business on December 3, 2021.

Investment Portfolio & Capital Position: During the third quarter of 2021, the Company recorded net realized losses of $61 million. During the third quarter of 2020, the Company recorded net realized gains of $229 million. These amounts are excluded from adjusted earnings per share.

As of September 30, 2021, the Company’s net unrealized gain position in the investment portfolio was $878 million, consisting primarily of fixed maturity securities. As of September 30, 2021 cash and investments at the parent company totaled approximately $1.4 billion.

REPORTABLE SEGMENTS

Anthem, Inc. has four reportable segments: Commercial & Specialty Business (comprised of Individual, Group risk- based, Group fee-based, and BlueCard businesses); Government Business (comprised of the Medicaid, Medicare, and Federal Health Products & Services businesses); IngenioRx, and Other (comprised of the Diversified Business Group and corporate expenses not allocated to our other reportable segments).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended September 30			Nine Months Ended September 30
	2021	2020	Change	2021	2020	Change
Operating Revenue
Commercial & Specialty	$9,863	$9,326	5.8%	$28,904	$27,476	5.2%
Government Business	21,658	18,101	19.7%	61,007	52,809	15.5%
IngenioRx	6,549	5,582	17.3%	18,630	16,048	16.1%
Other	2,670	1,798	48.5%	7,557	4,277	76.7%
Eliminations	(5,192)	(4,158)	NM [2]	(15,173)	(11,335)	NM	[2]

Total Operating Revenue[1]	$35,548	$30,649	16.0%	$100,925	$89,275	13.0%
Operating Gain (Loss)[3]
Commercial & Specialty	$620	($234)	NM [2]	$2,679	$2,558	4.7%
Government Business	967	246	293.1%	2,313	2,275	1.7%
IngenioRx	445	345	29.0%	1,257	998	26.0%
Other	27	(156)	NM [2]	52	(76)	NM	[2]

Total Operating Gain[1]	$2,059	$201	924.4%	$6,301	$5,755	9.5%
Operating Margin
Commercial & Specialty	6.3%	(2.5)%	880 bp	9.3%	9.3%	—	bp
Government Business	4.5%	1.4%	310 bp	3.8%	4.3%	(50	) bp
IngenioRx	6.8%	6.2%	60 bp	6.7%	6.2%	50	bp
Total Operating Margin[1]	5.8%	0.7%	510 bp	6.2%	6.4%	(20	) bp

1.	See “Basis of Presentation” on page 7 herein.
2.	“NM” = calculation not meaningful.
3.

Operating gain for the three months ended September 30, 2020 included $607 related to business optimization charges; $299 for Commercial & Specialty Business; $183 for the Government Business; $3 for IngenioRx; and $122 for the Other segment. Operating gain for the three months ended September 30, 2020 included $594 related to the BCBSA litigation settlement accrual; $566 for the Commercial & Specialty Business and $28 for the Government Business.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $620 million in the third quarter of 2021, an increase of $854 million from an operating loss of $234 million in the third quarter of 2020. The increase was primarily attributable to BCBSA litigation settlement and business optimization charges taken in the third quarter of 2020.

Government Business: Operating gain in the Government Business segment was $967 million in the third quarter of 2021, an increase of $721 million from $246 million in the third quarter of 2020. The increase was primarily attributable to the impact of negative rate adjustments in the Medicaid business in the third quarter of 2020 associated with COVID-19, BCBSA litigation settlement and business optimization charges taken in the third quarter of 2020, and membership growth in the Medicaid and Medicare businesses, including growth resulting from the acquisition of MMM.

IngenioRx: Operating gain was $445 million in the third quarter of 2021, an increase of $100 million, or 29.0 percent, from $345 million in the third quarter of 2020. The increase was driven by growth in integrated medical and pharmacy membership.

Other: The Company reported an operating gain of $27 million in the Other segment for the third quarter of 2021, compared with an operating loss of $156 million in the prior year quarter. The increase was primarily driven by business optimization charges taken in the third quarter of 2020 and a decline in unallocated corporate expenses.

OUTLOOK

Full Year 2021:

•

GAAP net income is now expected to be greater than $24.70 per share, including approximately $1.15 per share of net unfavorable items. Excluding these items, adjusted net income is now expected to be greater than $25.85* per share.

•	Operating cash flow is now expected to be greater than $6.0 billion.

•	Investment income is now expected to be approximately $1.2 billion.

*	Refer to the GAAP reconciliation tables on page 15.

Basis of Presentation

1.

Operating revenue and operating gain/loss are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain/loss is calculated as total operating revenue less benefit expense, cost of products sold and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on financial instruments, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 15 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s third quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-947-9963 (Domestic)	800-945-7761 (Domestic Replay)
312-470-0178 (International)	203-369-3954 (International Replay)

The access code for today’s conference call is 3972058. The replay will be available from 11:30 a.m. EDT today, until the end of the day on November 19, 2021. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:
Investor Relations	Media
Stephen Tanal	Michelle Vanstory
Stephen.Tanal@anthem.com	Michelle.Vanstory@anthem.com

About Anthem, Inc.

Anthem is a leading health benefits company dedicated to improving lives and communities, and making healthcare simpler. Through its affiliated companies, Anthem serves more than 117 million people, including more than 45 million within its family of health plans. We aim to be the most innovative, valuable and inclusive partner. For more information, please visit www.antheminc.com or follow @AnthemInc on Twitter.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	September 30, 2021	September 30, 2020	June 30, 2021	September 30, 2020	June 30, 2021
Commercial & Specialty Business
Individual	769	701	738	9.7%	4.2%
Group Risk-Based	3,946	3,774	3,851	4.6%	2.5%

Commercial Risk-Based	4,715	4,475	4,589	5.4%	2.7%
BlueCard®	6,166	6,106	6,235	1.0%	(1.1)%
Group Fee-Based	19,370	19,508	19,372	(0.7)%	—%

Commercial Fee-Based	25,536	25,614	25,607	(0.3)%	(0.3)%

Total Commercial & Specialty Business	30,251	30,089	30,196	0.5%	0.2%
Government Business
Medicare Advantage	1,853	1,416	1,824	30.9%	1.6%
Medicare Supplement	947	933	936	1.5%	1.2%

Total Medicare	2,800	2,349	2,760	19.2%	1.4%
Medicaid	10,391	8,569	9,754	21.3%	6.5%
Federal Employees Health Benefits	1,629	1,618	1,631	0.7%	(0.1)%

Total Government Business	14,820	12,536	14,145	18.2%	4.8%

Total Medical Membership	45,071	42,625	44,341	5.7%	1.6%

Other Membership
Life and Disability Members	4,695	5,029	4,732	(6.6)%	(0.8)%
Dental Members	6,637	6,356	6,606	4.4%	0.5%
Dental Administration Members	1,486	1,315	1,497	13.0%	(0.7)%
Vision Members	7,974	7,487	7,819	6.5%	2.0%
Medicare Part D Standalone Members	438	405	433	8.1%	1.2%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended September 30
	2021	2020	Change
Revenues
Premiums	$30,395	$26,392	15.2%
Product revenue	3,353	2,598	29.1%
Administrative fees and other revenue	1,800	1,659	8.5%

Total operating revenue	35,548	30,649	16.0%
Net investment income	335	280	19.6%
Net realized (losses) gains on financial instruments	(61)	229	NM

Total revenues	35,822	31,158	15.0%
Expenses
Benefit expense	26,645	22,921	16.2%
Cost of products sold	2,898	2,222	30.4%
Selling, general and administrative expense	3,946	5,305	(25.6)%
Interest expense	201	198	1.5%
Amortization of other intangible assets	136	93	46.2%
Loss on extinguishment of debt	—	30	NM

Total expenses	33,826	30,769	9.9%

Income before income tax expense	1,996	389	413.1%
Income tax expense	494	167	195.8%

Net income	1,502	222	576.6%
Net loss attributable to noncontrolling interests	7	—	NM

Shareholders’ net income	$1,509	$222	579.7%

Shareholders’ net income per diluted share	$6.13	$0.87	604.6%

Diluted shares	246.0	254.2	(3.2)%
Benefit expense as a percentage of premiums	87.7%	86.8%	90	bp
Selling, general and administrative expense as a percentage of total operating revenue	11.1%	17.3%	(620	)bp
Income before income tax expense as a percentage of total revenue	5.6%	1.2%	440	bp

“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Nine Months Ended September 30
	2021	2020	Change
Revenues
Premiums	$86,604	$77,001	12.5%
Product revenue	9,132	7,485	22.0%
Administrative fees and other revenue	5,189	4,789	8.4%

Total operating revenue	100,925	89,275	13.0%
Net investment income	1,026	591	73.6%
Net realized gains on financial instruments	107	177	(39.5)%

Total revenues	102,058	90,043	13.3%
Expenses
Benefit expense	75,107	63,957	17.4%
Cost of products sold	7,825	6,431	21.7%
Selling, general and administrative expense	11,692	13,132	(11.0)%
Interest expense	598	593	0.8%
Amortization of other intangible assets	306	269	13.8%
Loss on extinguishment of debt	5	34	(85.3)%

Total expenses	95,533	84,416	13.2%

Income before income tax expense	6,525	5,627	16.0%
Income tax expense	1,555	1,606	(3.2)%

Net income	4,970	4,021	23.6%
Net income attributable to noncontrolling interests	(3)	—	NM

Shareholders’ net income	$4,967	$4,021	23.5%

Shareholders’ net income per diluted share	$20.09	$15.75	27.6%

Diluted shares	247.2	255.3	(3.2)%
Benefit expense as a percentage of premiums	86.7%	83.1%	360	bp
Selling, general and administrative expense as a percentage of total operating revenue	11.6%	14.7%	(310	)bp
Income before income tax expense as a percentage of total revenue	6.4%	6.2%	20	bp

“NM” = calculation not meaningful

Anthem, Inc.
Consolidated Balance Sheets
(In millions)	September 30, 2021		December 31, 2020
Assets	(Unaudited	)
Current assets:
Cash and cash equivalents	$5,490		$5,741
Fixed maturity securities	26,348		23,433
Equity securities, current	2,119		1,559
Premium receivables	6,008		5,279
Self-funded receivables	3,349		2,849
Other receivables	3,450		2,830
Other current assets	5,140		4,060

Total current assets	51,904		45,751
Long-term investments:
Fixed maturity securities	625		562
Other invested assets	4,959		4,285
Property and equipment, net	3,835		3,483
Goodwill	24,184		21,691
Other intangible assets	10,749		9,405
Other noncurrent assets	1,804		1,438

Total assets	$98,060		$86,615

Liabilities and equity
Liabilities
Current liabilities:
Medical claims payable	$13,562		$11,359
Other policyholder liabilities	5,201		4,590
Unearned income	954		1,259
Accounts payable and accrued expenses	5,960		5,493
Short-term borrowings	175		—
Current portion of long-term debt	849		700
Other current liabilities	8,461		6,052

Total current liabilities	35,162		29,453
Long-term debt, less current portion	21,761		19,335
Reserves for future policy benefits	788		794
Deferred tax liabilities, net	2,629		2,019
Other noncurrent liabilities	1,912		1,815

Total liabilities	62,252		53,416

Shareholders’ equity
Common stock	2		3
Additional paid-in capital	9,138		9,244
Retained earnings	26,700		23,802
Accumulated other comprehensive (loss) income	(103)		150

Total shareholders’ equity	35,737		33,199
Noncontrolling interests	71		—

Total equity	35,808		33,199

Total liabilities and equity	$98,060		$86,615

Anthem, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended September 30
(In millions)	2021	2020
Operating activities
Net income	$4,970	$4,021
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on financial instruments	(107)	(177)
Depreciation and amortization	942	864
Deferred income taxes	114	(102)
Impairment of property and equipment	—	195
Share-based compensation	196	214
Changes in operating assets and liabilities:
Receivables, net	(1,751)	(845)
Other invested assets	(56)	6
Other assets	(470)	(988)
Policy liabilities	2,328	1,624
Unearned income	(308)	(95)
Accounts payable and other liabilities	1,093	1,953
Income taxes	168	104
Other, net	(427)	101

Net cash provided by operating activities	6,692	6,875
Investing activities
Purchases of investments	(15,130)	(16,708)
Proceeds from sale of investments	8,339	8,739
Maturities, calls and redemptions from investments	3,388	3,763
Changes in securities lending collateral	(1,030)	(668)
Purchases of subsidiaries, net of cash acquired	(3,442)	(1,973)
Purchases of property and equipment	(747)	(743)
Other, net	(50)	(39)

Net cash used in investing activities	(8,672)	(7,629)
Financing activities
Net (repayments of) commercial paper borrowings	(150)	(400)
Net proceeds from (repayments of) short-term borrowings	175	(550)
Net proceeds from long-term borrowings	2,508	1,521
Changes in securities lending payable	1,030	668
Repurchase and retirement of common stock	(1,378)	(1,342)
Cash dividends	(831)	(720)
Proceeds from issuance of common stock under employee stock plans	161	112
Taxes paid through withholding of common stock under employee stock plans	(101)	(112)
Other, net	324	623

Net cash provided by (used in) financing activities	1,738	(200)
Effect of foreign exchange rates on cash and cash equivalents	(9)	1

Change in cash and cash equivalents	(251)	(953)
Cash and cash equivalents at beginning of period	5,741	4,937

Cash and cash equivalents at end of period	$5,490	$3,984

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Nine Months Ended September 30		Years Ended December 31
	2021	2020	2020	2019	2018
(In millions)	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of	$11,135	$8,647	$8,647	$7,266	$7,814
Ceded medical claims payable, beginning of	(46)	(33)	(33)	(34)	(105)

Net medical claims payable, beginning of period	11,089	8,614	8,614	7,232	7,709

Business combinations and purchase adjustments	420	339	339	—	199
Net incurred medical claims:
Current year	74,097	61,977	85,094	78,695	69,581
Prior years redundancies(1)	(1,822)	(700)	(637)	(500)	(930)

Total net incurred medical claims	72,275	61,277	84,457	78,195	68,651

Net payments attributable to:
Current year medical claims	62,123	52,879	74,629	70,294	62,748
Prior years medical claims	8,400	7,489	7,692	6,519	6,579

Total net payments	70,523	60,368	82,321	76,813	69,327

Net medical claims payable, end of period	13,261	9,862	11,089	8,614	7,232
Ceded medical claims payable, end of period	38	129	46	33	34

Gross medical claims payable, end of period	$13,299	$9,991	$11,135	$8,647	$7,266

Current year medical claims paid as a percentage of current year net incurred medical claims	83.8%	85.3%	87.7%	89.3%	90.2%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	19.7%	8.8%	8.0%	7.4%	13.7%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	2.2%	0.9%	0.8%	0.7%	1.3%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below. Prior amounts may be grouped differently to conform to current presentation.

	Three Months Ended September 30			Nine Months Ended September 30
(In millions, except per share data)	2021	2020	Change	2021	2020	Change
Shareholders’ net income	$1,509	$222	579.7%	$4,967	$4,021	23.5%
Add / (Subtract):
Net realized losses (gains) on financial instruments	61	(229)		(107)	(177)
Amortization of other intangible assets	136	93		306	269
Loss on extinguishment of debt	—	30		5	34
Business optimization charges	—	607		—	607
BCBSA litigation settlement	—	594		—	594
Transaction and integration related costs	14	4		35	27
Litigation expenses	3	5		15	34
Tax impact of non-GAAP adjustments	(52)	(258)		(71)	(329)

Net adjustment items	162	846		183	1,059

Adjusted shareholders’ net income	$1,671	$1,068	56.5%	$5,150	$5,080	1.4%

Shareholders’ net income per diluted share	$6.13	$0.87	604.6%	$20.09	$15.75	27.6%
Add / (Subtract):
Net realized losses (gains) on financial instruments	0.25	(0.90)		(0.43)	(0.69)
Amortization of other intangible assets	0.55	0.37		1.24	1.05
Loss on extinguishment of debt	—	0.12		0.02	0.13
Business optimization charges	—	2.39		—	2.38
BCBSA litigation settlement	—	2.34		—	2.33
Transaction and integration related costs	0.06	0.02		0.14	0.11
Litigation expenses	0.01	0.02		0.06	0.13
Tax impact of non-GAAP adjustments	(0.21)	(1.01)		(0.29)	(1.29)
Rounding impact	—	(0.02)		—	—

Net adjustment items	0.66	3.33		0.74	4.15

Adjusted shareholders’ net income per diluted share	$6.79	$4.20	61.7%	$20.83	$19.90	4.7%

	Full Year 2021 Outlook
Shareholders’ net income per diluted share	Greater than $24.70
Add / (Subtract):
Net realized gains on financial instruments	($ 0.43)
Loss on extinguishment of debt		$ 0.02
Transaction and integration related costs		$ 0.14
Litigation expenses		$ 0.06
Amortization of other intangible assets	Approximately $ 1.79
Tax impact of non-GAAP adjustments	Approximately $(0.43)

Net adjustment items	Approximately $ 1.15

Adjusted shareholders’ net income per diluted share	Greater than $ 25.85

	Three Months Ended September 30			Nine Months Ended September 30
(In millions)	2021	2020	Change	2021	2020	Change
Reportable segments operating gain	$2,059	$201	924.4%	$6,301	$5,755	9.5%
Net investment income	335	280		1,026	591
Net realized (losses) gains on financial instruments	(61)	229		107	177
Interest expense	(201)	(198)		(598)	(593)
Amortization of other intangible assets	(136)	(93)		(306)	(269)
Loss on extinguishment of debt	—	(30)		(5)	(34)

Income before income tax expense	$1,996	$389	413.1%	$6,525	$5,627	16.0%

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. These risks and uncertainties include, but are not limited to: the impact of large scale medical emergencies, such as public health epidemics and pandemics, including COVID-19, and catastrophes; trends in healthcare costs and utilization rates; our ability to secure sufficient premium rates, including regulatory approval for and implementation of such rates; the impact of federal and state regulation, including ongoing changes in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; our ability to contract with providers on cost-effective and competitive terms; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; reduced enrollment; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of any investigations, inquiries, claims and litigation related thereto; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; risks and uncertainties related to our pharmacy benefit management (“PBM”), business including non-compliance by any party with the PBM services agreement between us and CaremarkPCS Health, L.L.C.; medical malpractice or professional liability claims or other risks related to healthcare and PBM services provided by our subsidiaries; general risks associated with mergers, acquisitions, joint ventures and strategic alliances; changes in U.S. tax laws; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; the impact of international laws and regulations; intense competition to attract and retain employees; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.